Exhibit 99.1

Contact:	John Collopy
(414) 347-3706

Sensient Technologies Corporation
Reports Results for the Quarter Ended June 30, 2015

Reported EPS from Continuing Operations Increased to 64 Cents from 62 Cents in the Second Quarter of 2014

Adjusted EPS is 80 Cents in the Quarter
Foreign Currency Translation Reduced Reported EPS by 11% and Adjusted EPS by 9%

MILWAUKEE—July 23, 2015 — Sensient Technologies Corporation (NYSE: SXT) reported earnings per share from continuing operations of 64 cents in the second quarter of 2015 compared to 62 cents in last year’s second quarter.  Revenue was $346.0 million in this year’s second quarter compared to $373.4 million in the comparable period last year.  Operating income was $45.1 million in the second quarter of 2015 compared to $49.7 million in last year’s second quarter.  The consolidated operating margin was 13.0% in the quarter compared to 13.3% in last year’s second quarter.  Foreign currency translation had a significant impact on the second quarter results, reducing reported revenue by 8%, operating income by 9%, and earnings per share by 11%.

In 2014, Sensient initiated a restructuring plan to eliminate underperforming operations, consolidate manufacturing facilities, and improve operational efficiencies within the Company.  The restructuring costs related to this plan are included in the reported results. Restructuring and other costs reduced operating income by $10.5 million, or 17 cents per share, in this year’s second quarter and $11.6 million, or 20 cents per share, in the second quarter of 2014.

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Sensient Technologies Corporation	Page 2
Earnings Release – Quarter Ended June 30, 2015
July 23, 2015

The adjusted results, discussed below, eliminate the impact of restructuring and other costs and enhance the overall understanding of the Company’s performance. Sensient’s second quarter adjusted earnings per share were 80 cents compared to last year’s second quarter adjusted earnings per share of 81 cents. Adjusted operating income was $55.5 million and $61.3 million in the second quarters of 2015 and 2014, respectively. Foreign currency translation reduced adjusted operating income by 7.3% and adjusted earnings per share by 8.6%.

For the six months ended June 30, 2015, reported earnings per share from continuing operations were $1.28 compared to 66 cents per share in last year’s comparable period.  Revenue was $692.2 million in the first half of 2015 compared to $740.5 million in the first six months of 2014.  Operating income from continuing operations was $91.5 million and $58.3 million in the first six months of 2015 and 2014, respectively.  Foreign currency translation reduced revenue by 8% and operating income by 14% in the first half of 2015.

For the six months ended June 30, 2015, adjusted earnings per share from continuing operations were $1.56 compared to $1.53 in the first six months of 2014.  Adjusted operating income was $109.1 million and $116.1 million for the first six months of 2015 and 2014, respectively.  Foreign currency translation reduced adjusted operating income by 7.0% and adjusted earnings per share by 7.8% for the year to date period.  Restructuring and other costs reduced operating income by $17.6 million, or 28 cents per share, in the first half of 2015 and $57.8 million, or 86 cents per share, in the comparable period last year.

Cash provided by operating activities was $46.3 million in the second quarter compared to $49.6 million in the second quarter of 2014.  The decrease was driven by the impact of foreign exchange rates and higher restructuring payments, which were partially offset by working capital improvements.  In the first six months of 2015, cash provided by operating activities has increased over 10% from last year’s comparable period. The increase is primarily driven by improvements in working capital.  The Company continued to repurchase shares in the second quarter, and in total, the Company has repurchased 1.9 million shares of its common stock this year.  Including dividend payments, the Company has returned more than $140 million to shareholders through June 30th of this year.

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Sensient Technologies Corporation	Page 3
Earnings Release – Quarter Ended June 30, 2015
July 23, 2015

“The second quarter results showed solid performances by many of our operations,” said Paul Manning, President and CEO of Sensient Technologies Corporation.  “Most of the businesses in both the Color Group and the Flavors & Fragrances Group delivered solid profit growth.  Our strategy is working and Sensient is moving in a positive direction.”

BUSINESS REVIEW

The Color Group reported revenue of $119.3 million in the quarter compared to $132.2 million in last year’s second quarter.  Operating income was $24.8 million in the second quarter compared to $30.7 million in last year’s second quarter.  Foreign currency continued to have a significant impact, reducing both revenue and operating income by approximately 10% in the quarter.  Most of the Color Group’s businesses performed well in the second quarter.  In local currency, the food and beverage colors and cosmetic colors businesses reported mid-single digit revenue growth, and the pharmaceutical colors business reported double-digit revenue and profit growth.  Favorable results from these businesses were more than offset by the results from the specialty inks business, which was affected by unfavorable currency impacts, soft demand and other operational issues.

For the first six months of 2015, Color Group revenue was $239.9 million compared to $265.2 million in the comparable period last year.  Operating income was $50.9 million for the first six months of 2015 compared to $60.5 million in the first six months of 2014. Foreign currency translation has had a significant impact on both revenue and operating income, reducing both by over 9% in the first six months of 2015.

The Flavors & Fragrances Group reported second quarter revenue of $204.6 million compared to $217.5 million reported in last year’s second quarter.  Operating income was $32.5 million compared to $34.1 million in last year’s second quarter.  The Flavors & Fragrances Group’s operating margin was 15.9% in the quarter as several business units reported solid local currency operating profit growth; including North America Beverage, BioNutrients, Savory Europe, Fragrances and Natural Ingredients.  Foreign currency translation reduced both revenue and operating income in the second quarter, by 8% and 4%, respectively.

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Sensient Technologies Corporation	Page 4
Earnings Release – Quarter Ended June 30, 2015
July 23, 2015

The Flavors & Fragrances Group reported revenue of $410.6 million and $431.8 million in the first six months of 2015 and 2014, respectively.  Operating income was $63.0 million and $64.4 million in the first six months of 2015 and 2014, respectively.  Foreign currency translation reduced both revenue and operating income in the first six months of 2015, by 7% and 3%, respectively.

The Corporate & Other segment, which includes the Company’s operations in Asia Pacific, reported revenue of $33.9 million and $35.4 million in the second quarters of 2015 and 2014, respectively.  For the six months ended June 30, 2015, revenue was $65.5 million compared to $67.6 million reported in the first six months of last year.  Foreign currency translation reduced revenue by 5% and 4%, respectively, in the current quarter and first six months of 2015.

2015 OUTLOOK

Sensient is maintaining its previous adjusted earnings per share guidance to be within the range of $3.00 and $3.09.

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Sensient Technologies Corporation	Page 5
Earnings Release – Quarter Ended June 30, 2015
July 23, 2015

CONFERENCE CALL

The Company will host a conference call to discuss its 2015 second quarter financial results at 10:00 a.m. CDT on Friday, July 24, 2015.  To participate in the conference call, please contact InterCall Teleconferencing at (706) 758-1089 and refer to conference identification number 76155053.  A webcast of the conference call will be available on the Investor Information section of the Company’s web site at www.sensient.com.

A replay will be available beginning at 1:00 p.m. CDT on July 24, 2015, through midnight on July 31, 2015, by calling (404) 537-3406 and referring to conference identification number 76155053.  A transcript of the call will also be posted on the Company’s web site at www.sensient.com after the call concludes.

This release contains statements that may constitute “forward-looking statements” within the meaning of Federal securities laws. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following: the pace and nature of new product introductions by the Company and the Company’s customers; the Company's ability to successfully implement its strategy to create sustainable, long-term shareholder value; the Company’s ability to successfully implement its growth strategies; the outcome of the Company’s various productivity-improvement and cost-reduction efforts; changes in costs or availability of raw materials, including energy; industry and economic factors related to the Company’s domestic and international business; growth in markets for products in which the Company competes; industry and customer acceptance of price increases; actions by competitors, including increased intensity of competition; the loss of any customers in certain product lines in which our sales are made to a relatively small number of customers; product liability claims or product recalls; the costs of compliance, or failure to comply, with laws and regulations applicable to our industries and markets; changing consumer preferences and changing technologies; and failure to complete and integrate future acquisitions or dispositions. The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations. This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the year ended December 31, 2014, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

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Sensient Technologies Corporation	Page 6
Earnings Release – Quarter Ended June 30, 2015
July 23, 2015

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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Sensient Technologies Corporation	Page 7
(In thousands, except percentages and per share amounts)

Consolidated Statements of Earnings	Three Months Ended June 30,			Six Months Ended June 30,

	2015	2014	% Change	2015	2014	% Change

Revenue	$346,009	$373,373	-7.3%	$692,235	$740,498	-6.5%

Cost of products sold	227,854	243,965	-6.6%	456,647	486,594	-6.2%
Selling and administrative expenses	73,088	79,664	-8.3%	144,075	195,574	-26.3%

Operating income	45,067	49,744	-9.4%	91,513	58,330	56.9%
Interest expense	4,106	3,718		8,021	7,849

Earnings before income taxes	40,961	46,026		83,492	50,481
Income taxes	11,419	15,879		23,215	17,703

Earnings from continuing operations	29,542	30,147		60,277	32,778
Loss from discontinued operations, net of tax	(92)	(1,086)		(301)	(5,792)
Net earnings	$29,450	$29,061		$59,976	$26,986

Earnings per share of common stock:
Basic:
Continuing operations	$0.64	$0.62		$1.29	$0.67
Discontinued operations	-	(0.02)		(0.01)	(0.12)
Earnings per share of common stock	$0.64	$0.60		$1.29	$0.55

Diluted:
Continuing operations	$0.64	$0.62		$1.28	$0.66
Discontinued operations	-	(0.02)		(0.01)	(0.12)
Earnings per share of common stock	$0.63	$0.59		$1.28	$0.55

Average common shares outstanding:
Basic	46,168	48,665	-5.1%	46,670	49,256	-5.3%

Diluted	46,470	48,953	-5.1%	46,984	49,512	-5.1%

Reconciliation of Non-GAAP Amounts

The Company's 2015 results from continuing operations include pre-tax restructuring and other charges of $10.5 million ($7.7 million after-tax or $0.17 per share) and $17.6 million ($13.2 million after-tax or $0.28 per share) for the three and six month periods ended June 30, 2015, respectively, related to eliminating underperforming operations, consolidating manufacturing facilities, improving efficiencies within the Company and other items.  The Company's 2014 results from continuing operations include pre-tax restructuring and other charges of $11.6 million ($9.7 million after-tax or $0.20 per share) and $57.8 million ($42.8 million after-tax or $0.86 per share) for the three and six month periods ended June 30, 2014.

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	% Change	2015	2014	% Change
Operating income from continuing operations (GAAP)	$45,067	$49,744	-9.4%	$91,513	$58,330	56.9%
Restructuring - Cost of products sold	140	-		281	-
Restructuring & other - Selling and administrative	10,337	11,568		17,311	57,755
Adjusted operating income	$55,544	$61,312	-9.4%	$109,105	$116,085	-6.0%

Net earnings from continuing operations (GAAP)	$29,542	$30,147	-2.0%	$60,277	$32,778	83.9%
Restructuring & other, before tax	10,477	11,568		17,592	57,755
Tax impact of restructuring & other	(2,766)	(1,848)		(4,363)	(14,960)
Adjusted net earnings	$37,253	$39,867	-6.6%	$73,506	$75,573	-2.7%

Diluted EPS from continuing operations (GAAP)	$0.64	$0.62	3.2%	$1.28	$0.66	93.9%
Restructuring & other, net of tax	0.17	0.20		0.28	0.86
Adjusted diluted EPS	$0.80	$0.81	-1.2%	$1.56	$1.53	2.0%

These non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures.

Note: Earnings per share calculations may not foot due to rounding differences.

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Sensient Technologies Corporation	Page 8
(In thousands, except per share amounts)

Results by Segment	Three Months Ended June 30,			Six Months Ended June 30,

Revenue	2015	2014	% Change	2015	2014	% Change

Flavors & Fragrances	$204,632	$217,490	-5.9%	$410,610	$431,823	-4.9%
Color	119,349	132,234	-9.7%	239,864	265,225	-9.6%
Corporate & Other	33,907	35,385	-4.2%	65,528	67,626	-3.1%
Intersegment elimination	(11,879)	(11,736)		(23,767)	(24,176)

Consolidated	$346,009	$373,373	-7.3%	$692,235	$740,498	-6.5%

Operating Income

Flavors & Fragrances	$32,526	$34,144	-4.7%	$62,985	$64,388	-2.2%
Color	24,808	30,726	-19.3%	50,947	60,500	-15.8%
Corporate & Other	(12,267)	(15,126)		(22,419)	(66,558)

Consolidated	$45,067	$49,744	-9.4%	$91,513	$58,330	56.9%

Beginning in the first quarter of 2015, the results of operations for the Company’s businesses in Central and South America, previously reported in the Corporate & Other segment, are now reported in the Flavors & Fragrances segment. Results for 2014 have been restated to reflect these changes. The 2015 and 2014 restructuring and other costs related to continuing operations are reported in the Corporate & Other segment.

Consolidated Condensed Balance Sheets
June 30,	2015	2014

Cash and cash equivalents	$21,785	$28,428
Trade accounts receivable, net	248,110	265,641
Inventories	428,444	479,450
Other current assets	62,459	74,373
Total Current Assets	760,798	847,892

Goodwill & intangible assets (net)	423,919	469,248
Property, plant, and equipment (net)	476,816	520,027
Other assets	72,097	89,305

Total Assets	$1,733,630	$1,926,472

Trade accounts payable	$106,960	$98,693
Short term debt	24,073	22,521
Other current liabilities	99,772	126,992
Total Current Liabilities	230,805	248,206

Long-term debt	549,475	472,105
Accrued employee and retiree benefits	25,498	27,145
Other liabilities	11,620	32,521
Shareholders' Equity	916,232	1,146,495

Total Liabilities and Shareholders' Equity	$1,733,630	$1,926,472

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Sensient Technologies Corporation	Page 9
(In thousands, except per share amounts)

Consolidated Statements of Cash Flows
Three Months Ended June 30,	2015	2014

Cash flows from operating activities:
Net earnings	$29,450	$29,061
Adjustments to arrive at net cash provided by operating activities:
Depreciation and amortization	11,874	12,971
Stock-based compensation	374	1,827
Loss on assets	3,680	9,178
Deferred income taxes	(1,350)	815
Changes in operating assets and liabilities	2,260	(4,248)

Net cash provided by operating activities	46,288	49,604

Cash flows from investing activities:
Acquisition of property, plant and equipment	(23,539)	(15,041)
Proceeds from sale of assets	34	11
Acquisition of new business	(8,393)	-
Other investing activity	(77)	(526)

Net cash used in investing activities	(31,975)	(15,556)

Cash flows from financing activities:
Proceeds from additional borrowings	79,128	125,487
Debt payments	(13,060)	(30,382)
Purchase of treasury stock	(65,077)	(106,029)
Dividends paid	(11,668)	(12,270)
Proceeds from options exercised and other	370	65

Net cash used in financing activities	(10,307)	(23,129)

Effect of exchange rate changes on cash and cash equivalents	(304)	46

Net increase in cash and cash equivalents	3,702	10,965
Cash and cash equivalents at beginning of period	18,083	17,463
Cash and cash equivalents at end of period	$21,785	$28,428

Supplemental Information
Three Months Ended June 30,	2015	2014

Depreciation and amortization	$11,874	$12,971

Dividends paid per share	$0.25	$0.25